Exhibit 99.1

FOR IMMEDIATE RELEASE

Media: Julie Ketay, 312.558.8727

Analysts: Aaron Hoffman, 312.558.8739

SARA LEE CORPORATION ANNOUNCES BOLD TRANSFORMATION PLAN TO DRIVE LONG-TERM GROWTH AND PERFORMANCE

Integrated plan has three pillars: organizing business operations around consumers, customers and geographic markets; focusing the portfolio; and increasing operational efficiency

Brenda Barnes named CEO; Steve McMillan to remain chairman through October 2005

North American food and beverage businesses to be located with corporate staff and headquartered in Chicago area

Plan includes the disposition of approximately 40 percent of company’s revenues, including its apparel, European packaged meats and direct selling businesses

CHICAGO (Feb. 10, 2005) – Sara Lee Corporation today announced a comprehensive transformation plan designed to dramatically improve the company’s performance and better position Sara Lee for long-term growth. C. Steven McMillan, chairman of Sara Lee Corporation, also announced – in the context of this significant transformation plan – the election of Brenda C. Barnes as the company’s chief executive officer, effective immediately.

“Our decision to fundamentally transform Sara Lee presents an ideal time for Brenda Barnes to transition to her new role as chief executive officer. We recruited Brenda last year to be my successor, and her contributions and leadership have exceeded all expectations,” said McMillan. “Brenda has played a key leadership role in designing our transformation plan and, for continuity and focus, it is appropriate that she lead its execution from the outset. Also, to ensure a smooth transition, I will remain chairman through the annual shareholders meeting in October. During these nine months, I will focus on the divestures included in our plan.”

Transformation Plan

The company has built its transformation plan upon three pillars: organizing its business operations around consumers, customers and geographic markets; focusing its portfolio; and increasing operational efficiency to fund growth.

“Today, Sara Lee is embarking on an aggressive, strategic plan that will transform the entire enterprise into a tightly focused food, beverage and household products company,” said Brenda C. Barnes, president and chief executive officer of Sara Lee Corporation. “We are taking bold actions that will enable Sara Lee to compete more successfully in today’s dynamic marketplace and thereby generate consistent, long-term topline growth and bottomline profitability for our shareholders.”

Sara Lee will re-organize its business operations around distinct consumers, customers and geographic markets in order to build functional excellence, increase strategic focus, simplify the organization and eliminate layers.

The company’s new organization structure, which is outlined below, will consist of three lines of business.

•	North American Retail will include the bakery, packaged meats and Senseo coffee retail businesses in North America. CJ Fraleigh will lead this business, which represents $4.5 billion in sales. Fraleigh recently joined Sara Lee as chief customer and marketing officer from General Motors, where he served as general manager for the GMC-Buick-Pontiac division.

•	North American Foodservice will include the bakery, coffee and meats foodservice businesses in North America. James Nolan, who is currently executive vice president of U.S. operations for PepsiAmericas Inc., will join Sara Lee on Feb. 21 to lead what will be a $2.2 billion business. The U.S. retail coffee operation (excluding Senseo) will report to this line of business while it is being studied for divestiture.

•	Sara Lee International will include the bakery and beverage businesses outside of North America, the global household products business, as well as the European packaged meats business, while that business is being reviewed for divestiture. Adriaan Nühn, who currently is responsible for the global beverage and household products lines of business, will lead Sara Lee International, which will represent $4.6 billion in sales.

The new reporting structure is effective July 3, 2005, the beginning of the company’s 2006 fiscal year.

In addition, Sara Lee is planning to locate its North American businesses with its corporate staff at a single site to be determined in the Chicago area. Sara Lee International will be headquartered in Utrecht, The Netherlands.

“By bringing our North American businesses together in the Chicago area, we will provide a natural catalyst for sharing best practices and pursuing growth opportunities across the businesses, as well as provide great opportunities for career growth and development for our employees,” added Barnes.

In line with its new organization, the company will make some dramatic changes to its portfolio. Last month, Sara Lee announced that it was formally exploring the sale of its $1.8 billion European apparel business. With today’s announcement, the company also is pursuing the spin-off of the balance of its apparel business, Branded Apparel, Americas/Asia, into an independent, publicly traded company.

“We are confident Branded Apparel has a tremendous future and will flourish in today’s marketplace as an independent, publicly traded company,” said McMillan. “With some of the most powerful brands in the industry, including Hanes, Champion, Playtex, Bali and Just My Size, we believe that spinning off the $4.5 billion apparel business into a stand-alone, Fortune 500 company will be beneficial to Sara Lee shareholders.”

To further strengthen the apparel management team, Richard A. Noll, current chief executive officer of Sara Lee Bakery Group, will bring his significant apparel expertise to the apparel organization as its president and chief operating officer. Noll will report to Lee A. Chaden, chief executive officer of Sara Lee Branded Apparel.

Additional portfolio actions will include the sale of the following businesses:

•	Meats Europe – A $1.1 billion packaged meats business in Europe, with popular European brands such as Aoste and Imperial, which holds its largest positions in France and the Benelux region.

•	Direct Selling – A $450 million business that sells cosmetics, household products, apparel and other products to consumers through a network of independent sales people in countries around the world, most notably in Mexico, Australia, Philippines and Japan.

•	U.S. Retail Coffee – A $300 million business with well-known, regional retail coffee brands such as Chock full o’Nuts, Hills Bros, MJB and Chase & Sanborn, this potential divestiture will not include the fast-growing Senseo brand.

These three divestitures, combined with the Branded Apparel spin-off and the sale of European Apparel, represents $8.2 billion in sales, approximately 40 percent of the company annual revenues.

“Under our transformation plan, we will concentrate our financial and management resources on a smaller number of business segments where we are well-positioned for substantial growth. As a result, Sara Lee will undergo a significant portfolio change, pursuing the disposition of our businesses that do not fit with our strategic focus within the food, beverage or household products categories,” said Barnes.

The company intends to use the proceeds generated from these dispositions to fund investment in its growth businesses and strengthen its balance sheet.

After nearly 25 years with Sara Lee where he made significant contributions to the growth and development of the company’s meats business, Robert S. Kopriva, current chief executive officer of Sara Lee Foods, will retire in June, the end of the company’s fiscal year.

In addition, Sara Lee will reduce its cost structure across the entire enterprise to fund consistent, long-term growth.

“Not only will Sara Lee continue the cost reducing initiatives that we already have underway – such as centralizing purchasing, supporting administrative needs through shared services and establishing a common technology platform – but we also will take further steps to remove excess administrative costs and non-value-added activities across the company,” said Barnes. “The organization of the company’s businesses by geography will eliminate the need for several divisional headquarters locations and will further reduce administrative costs over time.”

Financial Information

In addition to centralizing the North American businesses in the Chicago area, management has concluded that certain additional steps are necessary to improve operational efficiency and reduce the company’s cost structure. While all aspects of this plan have not been finalized, management has concluded that over the next five years it will recognize a number of material charges and expend a significant amount of cash to execute various actions. The composition of these charges and cash expenditures as well as the assumptions used in estimating these amounts are as follows:

•	The company expects to reduce the number of brands utilized in its North American Bakery business as well as to increase the research and development and marketing spending behind a smaller group of large brands. The net book value of the trademarks currently used in the North American Bakery operation is $327 million and a substantial portion of this asset will be written off as customers are transitioned to the larger brands. The exact amount and timing of the non-cash charge associated with these actions has not yet been determined.

•	Employee transition costs are estimated to be approximately $250 million. This estimate is based upon a number of variables, including workforce reductions, employee attrition and recruitment costs.

•	The cash costs to improve the company’s information technology systems and processes are estimated to be $240 million. This is primarily related to the costs to implement SAP in the North American operations and the continued consolidation of information processing and technology. There are a number of variables that impact the cost of installing and transitioning to new information systems. At this point, the company has not estimated the timing and amount of the capital versus expense element of this expenditure.

•	The reduction of manufacturing capacity in the North American Retail business is estimated to result in non-cash charges of approximately $220 million. This estimate is based upon historic costs associated with the closure of plants and reduction of manufacturing capacity. At this time, specific facilities have not been identified for closure and the final determination of this cost element will depend upon the net book value of the facilities selected for closure and other variables.

The actual costs to be incurred in future years may be subject to a significant amount of variability and the above estimates may change as plans are fully developed and finalized.

These costs are expected to generate substantial annual savings. By the completion of the transformation project, the company expects savings in the range of between $575 million and $800 million on an annualized basis. These savings will primarily be generated from the following sources:

•	$275 million to $325 million of margin improvement is expected from the implementation of the Lean Enterprise model throughout the organization and innovation driving improved product mix and margins

•	The centralization of information technology, procurement and services is expected to result in savings in the range of $175 million to $250 million

•	Infrastructure rationalization is expected to result in annual savings of $100 million to $200 million when complete

•	The consolidation of the North American Food operations is expected to result in savings of between $25 million and $35 million

These savings will be partially offset by an approximately $250 million increase in marketing spending as well as research and development investment. The company’s target is to reach an operating margin above 12 percent by fiscal 2010.

Separately, management expects that after all of our portfolio changes are complete, the annualized tax rate over time will be between 29 percent and 31 percent.

Fiscal 2005 Earnings Guidance

The announcement of today’s transformation plan will not affect the company’s earnings guidance for the remainder of fiscal 2005, which ends July 2, 2005. As the company stated in its Jan. 25, 2005, second-quarter earnings release, management expects diluted earnings per share (EPS) for the third quarter of fiscal 2005 to fall within a range of $.29 to $.34, while the full-year fiscal 2005 diluted EPS are expected to be in a range of $1.46 to $1.56, exclusive of any gains or charges that may occur in the next four months.

Webcast

Sara Lee Corporation’s management will review the details of its transformation plan live via the Internet today at 9 a.m. CST. The live webcast can be accessed at www.saralee.com and is anticipated to conclude by 10 a.m. CST. For people who are unable to listen to the webcast live, the transformation plan review will be available two hours following the completion of the webcast in the Investors section of the Sara Lee corporate Web site until Thursday, Feb. 24, 2005.

Forward-looking Statements

This press release contains certain forward-looking statements, including statements describing the elements of Sara Lee’s five-year strategic transformation plan, the expected impact of such plan on the operations, revenues, costs, efficiency and profitability of Sara Lee’s remaining businesses, and statements preceded by terms such as “designed to,” “expects,” “anticipates” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data, as well as management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and actual results may differ from those expressed or implied in the forward-looking statements. Consequently, readers are cautioned not to place undue reliance on any forward-looking statements.

Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are the following: (i) Sara Lee’s ability to sell its European branded apparel, European packaged meats, direct selling and U.S. retail coffee businesses, and the timing and terms of such transactions; (ii) Sara Lee’s ability to obtain a favorable tax ruling, and any other required regulatory approvals, on the proposed spin-off of the balance of its non-European branded apparel business into an independent company; (iii) Sara Lee’s ability to effectively integrate its remaining businesses into the contemplated new business structure, including centralized operations in the Chicago area and in Utrecht; and (iv) Sara Lee’s ability to transition customers to different Bakery brands, transition to common information systems and processes and manage plant capacity and workforce reductions in accordance with its current plans and assumptions; and (v) Sara Lee’s ability to generate the anticipated efficiencies and savings from the various business transformation efforts; and (vi) the impact of the strategic transformation plan on Sara Lee’s relationships with its employees, its major customers and vendors and Sara Lee’s cost of funds. In addition, Sara Lee’s results may also be affected by general factors such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where it competes. We have provided additional information in our Form 10-K for 2004 and Form 10-Q for the first two quarters of fiscal year 2005, which readers are encouraged to review, concerning factors that could cause actual results to differ materially from those in the forward-looking statements. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Profile

Sara Lee Corporation (www.saralee.com) is a global manufacturer and marketer of high-quality, brand-name products for consumers throughout the world. With headquarters in Chicago, Sara Lee has operations in 58 countries and markets products in nearly 200 nations.

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